Exhibit 99.1

Worthington Reports Second Quarter Fiscal 2014 Results

COLUMBUS, Ohio, December 19, 2013 – Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $769.9 million and net earnings of $23.0 million, or $0.32 per diluted share, for its fiscal 2014 second quarter ended November 30, 2013.  In the second quarter of the prior year, the Company reported net sales of $622.6 million and net earnings of $31.8 million, or $0.45 per diluted share.  Net earnings in the current quarter include non-cash, pre-tax impairment charges of $30.7 million related to the write-off of certain trade name assets in connection with a branding initiative launched during the quarter to re-brand substantially all of the Company’s businesses under the Worthington Industries name.  Net earnings also include the impact of a pre-tax gain of $2.5 million within miscellaneous income related to insurance proceeds received during the quarter for property damaged in a fire at the Company’s Pressure Cylinders facility in Austria on August 19, 2013.   Adding back the net after tax impact of these two items would increase earnings by $0.25 per share.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share data)

	2Q 2014	1Q 2014	2Q 2013	6M2014	6M2013
Net sales	$769.9	$692.3	$622.6	$1,462.2	$1,288.7
Operating income	19.5	38.6	28.8	58.1	62.2
Equity income	21.1	27.0	25.2	48.0	47.9
Net earnings	23.0	54.6	31.8	77.5	65.8
Earnings per share	$0.32	$0.76	$0.45	$1.08	$0.94

”We had a very good second quarter with strong results from Steel Processing and solid results from Pressure Cylinders and our joint ventures,” said John McConnell, Chairman and CEO.  “We are now positioning our businesses under one single brand, Worthington Industries.  The Company is growing organically and through acquisitions, providing us with new platforms and new markets. As a result, we want to make sure our brand is front and center for our customers and shareholders.”

Worthington Industries
December 19, 2013

Consolidated Quarterly Results

Net sales for the second quarter ended November 30, 2013, were $769.9 million, up 24% from the comparable quarter in the prior year, when net sales were $622.6 million. The increase resulted from higher overall volumes, which were aided by the impact of acquisitions.

Gross margin for the current quarter was $128.2 million, compared to $94.9 million in the prior year quarter. The $33.3 million increase was primarily the result of an increase in volumes and the impact of inventory holding gains in Steel Processing in the current quarter, compared to inventory holding losses in the prior year quarter.  SG&A expense increased $13.3 million over the prior year quarter to $78.4 million driven primarily by the impact of acquisitions and higher profit sharing and bonus expense.

Operating income for the current quarter was $19.5 million, compared to $28.8 million in the prior year quarter, as the improvement in gross margin was more than offset by the trade name impairment and an increase in SG&A expense.  Operating income in the current quarter also includes net restructuring gains of $1.2 million, driven primarily by a $2.0 million gain on the sale of the Company’s North American industrial gas and acetylene cylinders business, and $0.8 million of net charges related to joint venture transactions.

Interest expense of $6.3 million in the quarter was essentially flat versus the prior year quarter.

Equity in net income from unconsolidated joint ventures decreased $4.1 million from the prior year quarter to $21.1 million on sales of $357.2 million. The decrease was driven primarily by the consolidation of TWB on July 31, 2013.  Since that date, TWB’s results have been fully consolidated versus reported in equity income.  All joint ventures posted positive results, led by WAVE, ClarkDietrich, and WSP, which contributed $15.6 million, $2.3 million, and $1.5 million of equity income, respectively.  The equity portion of income from WSP and WAVE exceeded the prior year quarter by $1.0 million and $0.8 million, respectively.

For the current quarter, income tax expense of $8.5 million decreased $6.9 million from the prior year quarter due primarily to lower earnings and a lower effective tax rate, driven by a favorable tax adjustment related to the acquisition of an additional 10% interest in TWB.  The current quarter income tax expense reflects an estimated annual effective tax rate of 27.8% compared to 32.7% for the prior year quarter.

Balance Sheet

At quarter end, total debt was $450.2 million, down $19.0 million from August 31, 2013 due to lower short-term borrowings. As of November 30, 2013, the Company had utilized $30.0 million of its $100.0 million trade accounts receivable securitization facility, and $8.4 million was drawn on the Company’s $425.0 million revolving credit facility.

Worthington Industries
December 19, 2013

Quarterly Segment Results

Steel Processing’s net sales of $492.1 million were up 43%, or $148.0 million, from the prior year quarter, on higher volumes resulting from the consolidation of TWB and increased sales in the automotive, construction and agriculture markets.  Excluding the impact of TWB, the mix of direct versus toll tons processed was 57% to 43% this quarter, compared with a 55% to 45% mix in the comparable quarter of the prior year.  Operating income increased by $21.0 million to $34.8 million due primarily to higher overall volumes and the positive impact of inventory holding gains in the current quarter compared to inventory holding losses in the prior year quarter.

Pressure Cylinders’ net sales of $214.0 million were up 3%, or $6.5 million, from the comparable prior year quarter driven by recent acquisitions.  Operating income was $8.3 million, down $8.8 million from the prior year quarter, as the impact of the recent acquisitions was more than offset by the trade name impairment, of which $11.6 million relates to Pressure Cylinders, and an increase in SG&A expense. The impact of these items was partially offset by a $2.0 million gain on the sale of the Company’s North American industrial gas and acetylene cylinders business.

Engineered Cabs’ net sales of $47.9 million were down 17%, or $9.9 million, from the comparable prior year quarter driven by lower volumes and the impact of lower average selling prices.  Operating income decreased $21.5 million driven almost entirely by the trade name impairment, of which $19.1 million relates to Engineered Cabs, and to a lesser extent lower volumes from key customers.

The “Other” category includes the Construction Services and Energy Innovations operating segments, as well as non-allocated expenses.  Operations in the “Other” category reported net sales of $15.9 million, an increase of $2.7 million from the prior year quarter, mostly due to the Energy Innovations business.  The “Other” category reported a combined loss of $2.7 million for the quarter compared to $2.6 million in the prior year quarter, as the improvement in the Energy Innovations business was offset by higher restructuring charges resulting from the wind down of the commercial stairs and metal framing businesses.

Worthington Industries
December 19, 2013

Recent Business Developments

•
The Company committed to a re-branding initiative to brand substantially all of its businesses under the Worthington Industries name.  In connection with the branding strategy, the Company plans to discontinue the use of non-Worthington trade names except for retail brand names including BernzOmatic® and Balloon Time®.  As a result, the Company recognized an impairment charge of $30.7 million during the quarter ended November 30, 2013.

•
On October 18, 2013, the Company finalized an agreement with Nisshin Steel Co., Ltd. and Marubeni-Itochu Steel Inc. to form Zhejiang Nisshin Worthington Precision Specialty Steel Co., Ltd., which is awaiting regulatory approval.  The joint venture will construct a plant in Zhejiang Province in the People’s Republic of China that will produce cold rolled strip steel primarily for the automotive industry.  Initially, the Company will own a 10% interest in the joint venture with the option to increase its ownership interest to 34%.

•
On November 12, 2013, the Company entered into an agreement to sell the operating assets related to its small and medium high pressure industrial gas and acetylene cylinders business in North America.  The Company recognized a net gain of $2.0 million in connection with this transaction.

•	On December 18, 2013, the board of directors declared a quarterly dividend of $0.15 per share payable on March 28, 2014 to shareholders of record at March 14, 2014.

Outlook

“We are positioned to continue to provide positive results in all of our businesses as our focus remains on growth, improved efficiency and performance,” McConnell said.  "We continue to look for opportunities to invest in new and growing markets and to develop new products for our customers. We have driven results in an environment where the U.S. economy has been sluggish, though gaining momentum, and Europe remains flat. We believe we can continue to do so.  We have driven results despite non-linear improvements in the economy. Although we are seeing some encouraging signs of a wider recovery in the U.S., Europe’s economy continues to struggle.”

Conference Call

Worthington will review second quarter results during its quarterly conference call on December 19, 2013, at 1:30 p.m., Eastern Time.  Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

Worthington Industries
December 19, 2013

Corporate Profile

Worthington Industries is a leading diversified metals manufacturing company with 2013 fiscal year sales of $2.6 billion. The Columbus, Ohio based company is North America’s premier value-added steel processor and a leader in manufactured metal products, such as propane, oxygen, refrigerant and industrial cylinders, hand torches, camping cylinders, scuba tanks, compressed natural gas storage cylinders, helium balloon kits and exploration, recovery and production tanks for global energy markets; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; laser welded blanks; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings and light gauge steel framing for commercial and residential construction. Worthington employs approximately 10,000 people and operates 82 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier, and shareholder, and it serves as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to business plans or future or expected growth, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; projected profitability potential, capacity, and working capital needs; demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations;

Worthington Industries
December 19, 2013

the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from transformation plans, cost reduction efforts and other new initiatives; expectations for increasing volatility or improving and sustaining earnings, earnings potential, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the outcome of negotiations surrounding the United States debt and budget, which may be adverse due to its impact on tax increases, governmental spending, and customer confidence and spending; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industry as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of our products in new markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the effect of changes to healthcare laws in the United States which may increase our healthcare and other costs and negatively impact our operations and financial results; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended May 31, 2013.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2013	2012	2013	2012
Net sales	$769,900	$622,622	$1,462,191	$1,288,657
Cost of goods sold	641,668	527,766	1,222,995	1,100,150
Gross margin	128,232	94,856	239,196	188,507
Selling, general and administrative expense	78,395	65,101	149,935	124,523
Impairment of long-lived assets	30,734	(50)	35,375	1,520
Restructuring and other expense (income)	(1,182)	1,262	(5,179)	1,665
Joint venture transactions	786	(279)	928	(1,441)
Operating income	19,499	28,822	58,137	62,240
Other income (expense):
Miscellaneous income	2,472	303	13,409	468
Interest expense	(6,258)	(6,334)	(12,498)	(11,593)
Equity in net income of unconsolidated affiliates	21,086	25,221	48,037	47,864
Earnings before income taxes	36,799	48,012	107,085	98,979
Income tax expense	8,459	15,390	22,392	31,492
Net earnings	28,340	32,622	84,693	67,487
Net earnings attributable to noncontrolling interest	5,363	796	7,159	1,699
Net earnings attributable to controlling interest	$22,977	$31,826	$77,534	$65,788

Basic
Average common shares outstanding	69,304	68,934	69,454	68,604
Earnings per share attributable to controlling interest	$0.33	$0.46	$1.12	$0.96

Diluted
Average common shares outstanding	71,826	70,411	72,089	69,834
Earnings per share attributable to controlling interest	$0.32	$0.45	$1.08	$0.94

Common shares outstanding at end of period	69,138	69,060	69,138	69,060

Cash dividends declared per share	$0.15	$0.13	$0.30	$0.26

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	November 30,	May 31,
	2013	2013
Assets
Current assets:
Cash and cash equivalents	$109,055	$51,385
Receivables, less allowances of $3,338 and $3,408 at November 30, 2013
and May 31, 2013, respectively	433,995	394,327
Inventories:
Raw materials	188,351	175,093
Work in process	104,474	103,861
Finished products	99,582	77,814
Total inventories	392,407	356,768
Income taxes receivable	2,619	724
Assets held for sale	2,435	3,040
Deferred income taxes	22,655	21,928
Prepaid expenses and other current assets	41,449	38,711
Total current assets	1,004,615	866,883

Investments in unconsolidated affiliates	174,546	246,125
Goodwill	212,622	213,858
Other intangible assets, net of accumulated amortization of $28,652 and
$26,669 at November 30, 2013 and May 31, 2013, respectively	128,026	147,144
Other assets	16,584	17,417
Property, plant & equipment:
Property, plant & equipment at cost	1,111,765	1,052,636
Less: accumulated depreciation	606,757	593,206
Property, plant and equipment, net	505,008	459,430
Total assets	$2,041,401	$1,950,857

Liabilities and equity
Current liabilities:
Accounts payable	$283,019	$222,696
Short-term borrowings	43,451	113,728
Accrued compensation, contributions to employee benefit plans
and related taxes	64,769	68,043
Dividends payable	11,148	551
Other accrued items	42,472	36,536
Income taxes payable	5,486	6,268
Current maturities of long-term debt	1,107	1,092
Total current liabilities	451,452	448,914

Other liabilities	69,627	70,882
Distributions in excess of investment in unconsolidated affiliate	61,107	63,187
Long-term debt	405,660	406,236
Deferred income taxes	72,162	89,401
Total liabilities	1,060,008	1,078,620

Shareholders' equity - controlling interest	863,789	830,822
Noncontrolling interest	117,604	41,415
Total equity	981,393	872,237
Total liabilities and equity	$2,041,401	$1,950,857

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2013	2012	2013	2012
Operating activities
Net earnings	$28,340	$32,622	$84,693	$67,487
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	20,095	16,101	39,555	31,088
Impairment of long-lived assets	30,734	(50)	35,375	1,520
Provision for deferred income taxes	(13,110)	(1,320)	(21,534)	3,359
Bad debt expense (income)	185	492	(296)	499
Equity in net income of unconsolidated affiliates, net of distributions	(3,506)	(7,057)	(9,421)	(14,415)
Net gain on sale of assets	(7,188)	(2,379)	(11,850)	(69)
Stock-based compensation	4,722	3,740	8,502	6,933
Excess tax benefits - stock-based compensation	(1,534)	-	(5,832)	-
Gain on previously held equity interest in TWB	-	-	(11,000)	-
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	7,574	30,634	15,229	68,750
Inventories	(21,838)	40,882	(21,323)	57,901
Prepaid expenses and other current assets	4,072	1,747	1,707	1,602
Other assets	139	90	575	2,937
Accounts payable and accrued expenses	(23,922)	(30,618)	16,700	(70,191)
Other liabilities	4,556	3,497	2,703	1,978
Net cash provided by operating activities	29,319	88,381	123,783	159,379

Investing activities
Investment in property, plant and equipment, net	(17,060)	(7,911)	(30,414)	(24,616)
Acquisitions, net of cash acquired	276	(62,110)	53,233	(62,110)
Distributions from unconsolidated affiliates	3,668	-	9,223	-
Proceeds from sale of assets	16,086	9,090	23,733	15,675
Net cash provided (used) by investing activities	2,970	(60,931)	55,775	(71,051)

Financing activities
Net payments of short-term borrowings	(18,736)	(14,508)	(70,277)	(238,196)
Proceeds from long-term debt	-	-	-	150,000
Principal payments on long-term debt	(285)	(363)	(569)	(805)
Proceeds from issuance of common shares	4,286	4,773	6,487	15,628
Excess tax benefits - stock-based compensation	1,534	-	5,832	-
Payments to noncontrolling interest	(875)	(5,990)	(2,638)	(5,990)
Repurchase of common shares	(19,800)	-	(50,316)	-
Dividends paid	(10,407)	(8,954)	(10,407)	(17,104)
Net cash used by financing activities	(44,283)	(25,042)	(121,888)	(96,467)

Increase (decrease) in cash and cash equivalents	(11,994)	2,408	57,670	(8,139)
Cash and cash equivalents at beginning of period	121,049	30,481	51,385	41,028
Cash and cash equivalents at end of period	$109,055	$32,889	$109,055	$32,889

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)
This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2013	2012	2013	2012
Volume:
Steel Processing (tons)	817	626	1,536	1,321
Pressure Cylinders (units)	17,694	19,496	38,541	40,965

Net sales:
Steel Processing	$492,134	$344,107	$894,575	$729,119
Pressure Cylinders	214,022	207,494	430,922	401,730
Engineered Cabs	47,868	57,804	96,329	122,299
Other	15,876	13,217	40,365	35,509
Total net sales	$769,900	$622,622	$1,462,191	$1,288,657

Material cost:
Steel Processing	$349,860	$243,132	$637,572	$525,203
Pressure Cylinders	95,234	97,559	196,814	189,643
Engineered Cabs	21,522	29,940	43,629	62,051

Selling, general and administrative expense:
Steel Processing	$34,638	$27,530	$63,457	$54,004
Pressure Cylinders	32,630	26,040	63,267	48,198
Engineered Cabs	8,105	7,558	14,997	14,534
Other	3,022	3,973	8,214	7,787
Total selling, general and administrative expense	$78,395	$65,101	$149,935	$124,523

Operating income (loss):
Steel Processing	$34,786	$13,807	$57,449	$30,466
Pressure Cylinders	8,275	17,079	27,729	32,105
Engineered Cabs	(20,892)	565	(21,196)	5,259
Other	(2,670)	(2,629)	(5,845)	(5,590)
Total operating income	$19,499	$28,822	$58,137	$62,240

The following provides detail of impairment of long-lived assets, restructuring and other expense (income), and joint venture transactions included in operating income by segment presented above.

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2013	2012	2013	2012
Impairment of long-lived assets and restructuring and other expense (income):

Steel Processing	$-	$-	$(121)	$-
Pressure Cylinders	9,785	(50)	10,187	1,526
Engineered Cabs	19,100	-	19,100	-
Other	667	1,262	1,030	1,659
Total impairment of long-lived assets and
restructuring and other expense (income)	$29,552	$1,212	$30,196	$3,185

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2013	2012	2013	2012
Joint venture transactions:
Steel Processing	$-	$-	$-	$-
Pressure Cylinders	-	-	-	-
Engineered Cabs	-	-	-	-
Other	786	(279)	928	(1,441)
Total joint venture transactions	$786	$(279)	$928	$(1,441)